 Statement (For S-8 No
Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-65900) pertaining to Brown Shoe Company, Inc. 401(k) Savings Plan of our report dated April 17, 2003, with respect to the financial statements and schedules of Brown Shoe Company, Inc. 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

June 25, 2003

St. Louis, Missouri